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                                                                    Exhibit 23.1


[LOGO]



The Board of Directors
Morton's Restaurant Group, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Morton's Restaurant Group, Inc. of our report dated January 27, 2000 relating to the consolidated balance sheets of Morton's Restaurant Group, Inc. and subsidiaries as of January 2, 2000 and January 3, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended January 2, 2000, which report is incorporated by reference in the January 2, 2000 annual report on Form 10-K of Morton's Restaurant Group, Inc.




                                        /s/ KPMG LLP
                                        -------------
                                            KPMG LLP


Melville, New York
March 31, 2000